Exhibit 10.8
AMENDMENT NO. 1
TO THE
DEAN FOODS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2005)
     This Amendment No. 1 is executed by Dean Foods Company (the “Company”).
     WHEREAS, Dean Foods Company (the “Company”) established the Dean Foods Company Supplemental Executive Retirement Plan (the “Plan”) for the benefit of employees of the Company or its subsidiaries who receive salaries and bonuses in excess of the amount which may be taken into account under the Dean Foods Company 401(k) Plan (the “401(k) Plan”);
     WHEREAS, former Dean Foods Company (“Legacy Dean”) established the Dean Foods Company Supplemental Benefit Plan (the “Supplemental Plan”) to provide supplemental benefits to a select group of management and highly compensated employees;
     WHEREAS, Legacy Dean was merged into Dean Holding Company (“Dean Holding”) on December 21, 2001, pursuant to an agreement and plan of merger dated April 4, 2001, and as a result of such merger, Dean Holding became the sponsor of the Supplemental Plan;
     WHEREAS, the Supplemental Plan was designed to provide benefits relating to matching and profit sharing contributions that could not be made to the Dean Foods Company Savings & Investment Plan (the “Savings Plan”) and to supplement benefits under the Dean Foods Company Salaried Employees Pension Plan, which was subsequently merged into the Dean Foods Company Retirement Plan (the “Retirement Plan”);
     WHEREAS, effective December 21, 2001, eligibility under the Retirement Plan was frozen and effective December 31, 2002, the age and service credits taken into account under the Retirement Plan were frozen;
     WHEREAS, the Retirement Plan subsequently merged into the Dean Foods Consolidated Pension Plan (the “Pension Plan”) and the benefits previously provided under the Retirement Plan are now reflected in the Supplement F to the Pension Plan;
     WHEREAS, the Savings Plan was merged into the Dean Foods 401(k) Plan effective April 1, 2002, and thereafter the provisions of the Supplemental Plan designed to complement the Savings Plan ceased to be applicable;
     WHEREAS, Dean Holding merged the Supplemental Plan into the Plan, effective February 28, 2006;
     WHEREAS, the Company desires to amend the Plan to ensure compliance with Section 409A of the Code and to add provisions to address the merger of the Supplemental Plan into the Plan;

     NOW, THEREFORE, the Plan is hereby amended, generally effective January 1, 2005, unless otherwise indicated, (1) to ensure the Plan complies with Section 409A of the Code, and (2) to add Supplement A, along with Certificate 1 thereto, to the Plan, in the form set forth on the attached pages, to add provisions applicable to the former Supplemental Plan participants.
     1. Section 4.4 is hereby amended in its entirety to read as follows:
     4.4 If there is a Change in Control of an employer or its direct or ultimate parent, the Plan shall distribute the Accounts of all Participants employed by such entity or its subsidiaries impacted by such Change in Control, in a single lump sum within 30 days after such Change in Control. The Committee shall determine an appropriate Valuation Date to be used in connection with the distributions to be made, which Valuation Date shall not be more than one month prior to the date of distribution. A “Change in Control” means (1) any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended [the “Exchange Act"], but specifically excluding the employer, the direct or ultimate parent or any wholly-owned subsidiary of the employer, and/or any employee benefit plan maintained by the employer, or the direct or ultimate parent or any wholly-owned subsidiary of the employer) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) as “beneficial owner” (as determined pursuant to Rule 13d-3 of the Exchange Act), directly or indirectly, securities of the employer (or its direct or ultimate parent) representing at least thirty-five percent (35%) of the total voting power of the employer’s (or its direct or ultimate parent’s) then outstanding securities; or (2) individuals who currently serve on the board of directors of the employer or its direct or ultimate parent, or whose election to the board of directors or nomination for election to the board of directors was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the board of directors, or whose election or nomination for election was previously so approved, who represent a majority of the board of directors, are replaced during any 12-month period by directors who constitute a majority of the board of directors and who were not approved by a vote of at least two-thirds (2/3) of the directors prior to the date of appointment or election; or (3) the employer or its direct or ultimate parent shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the employer or its direct or ultimate parent outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the total voting power of the voting securities of the employer, its direct or ultimate parent, or such surviving entity (or its direct or ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the sale or disposition of all or substantially all of the assets of the employer to an unrelated person.
     2. Section 4.5 is hereby added to read as follows:
     4.5 Notwithstanding anything in Section 4.3 to the contrary, no payments shall be made before the date that is six months after the date a

Participant terminates employment with the Company and all of its subsidiaries if that Participant is, on the date of termination, a “specified employee,” as defined in the regulations issued by the U.S. Department of the Treasury under Section 409A of the Code, which regulations are incorporated herein by reference.
     3. Article IX is hereby amended to read as follows:
ARTICLE IX
AMENDMENT TO OR TERMINATION OF THE PLAN
     The Board and the Committee, or either of them acting independently, reserve the right at any time to amend or terminate the Plan in whole or in part or to add a supplement to the Plan to provide benefits for specified Participants. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under the Plan. Any amendment to the Plan shall be executed by an officer of the Company. Upon termination of the Plan, the Committee may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.
     4. Supplement A, along with Certificate 1 thereto, is hereby added to read in the form attached hereto, effective February 28, 2006.
     This Amendment No. 1 has been executed on behalf of the Company by a duly authorized officer effective as indicated above, this 5th day of September, 2006.

DEAN FOODS COMPANY
By:
Vice President, HR Administrative Services

SUPPLEMENT A
TO THE
DEAN FOODS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     A-1. Purpose. The purpose of this Supplement A is to provide for the merger of the Dean Foods Company Supplemental Benefits Plan (the “Supplemental Plan”) into the Plan. The Supplemental Plan is a restated version of the Amended and Restated Dean Foods Company Supplemental Benefit Plan (the “Prior Plan”) sponsored by the prior Dean Foods Company (“Legacy Dean”) that merged into Dean Holding Company. This Supplement A is specifically intended to provide for the benefits that would have been provided to participants under the Supplemental Plan but for the merger of the Supplemental Plan into the Plan. Certain of these benefits are described in certificates to this Supplement A.
     A-2. Eligibility. Each person who had a benefit under the Supplemental Plan and whose benefit was not paid in full prior to February 28, 2006, shall, by virtue of the merger of the Supplemental Plan into the Plan, be entitled to a benefit pursuant to this Supplement A and shall be called a “Supplement A Participant.” Such person shall no longer be entitled to a benefit pursuant to the Supplemental Plan. No employee was designated as eligible to become a participant in the Supplemental Plan after December 21, 2001 and no other employee shall be entitled to benefits pursuant to this Supplement A or any certificate thereto.
     A-3. Supplement A Benefits for Participants Who Terminated Employment Prior to Plan Merger. The benefits provided hereunder with respect to any individual who retired or whose employment with the Legacy Dean otherwise terminated prior to October 1, 1996, will, except as otherwise provided herein, be governed in all respects by the terms of the Prior Plan as in effect on the date of such individual’s retirement or other termination of employment. Further, any Supplement A Participant who was receiving payments pursuant to the Supplemental Plan as of February 28, 2006, shall continue to receive benefits from the Plan in the same form and amount as such benefits were being paid pursuant to the Supplemental Plan as of such date until otherwise provided by Section 4.4 or Article IX.
     A-4. Amount, Method and Timing of Benefit Distribution.
     (a) Savings Plan Excess Benefit. If a Supplement A Participant’s employment with the Company and all of its subsidiaries is terminated as a result of the Supplement A Participant’s death or after the Supplement A Participant is credited with at least one year of vesting service (as determined under the terms of the Savings Plan) the Supplement A Participant or his or her beneficiary, as the case may be, shall be entitled to receive a benefit in an amount equal to the vested portion of the balance which would have accumulated from an annual contribution equal to the difference between (i) the amount of the matching contribution and profit sharing contributions that would have been made under the Savings Plan with respect to such Supplement A Participant for each calendar year prior to 2003 if the limitations of Sections 401(a)(17) and 415 of the Code had been disregarded (and assuming that the Supplement A Participant had made the maximum salary reduction contribution that is subject to matching under the Savings Plan), and (ii) the actual amounts of such matching contributions and profit sharing contributions that were made under the Savings Plan with respect to such Supplement A Participant;

provided, that such matching contribution shall only be credited with respect to such calendar years prior to January 1, 2003, for which the Supplement A Participant contributed to the Savings Plan the maximum salary reduction contribution that was subject to matching under the Savings Plan (or such lesser amount as may have been allowed by applicable law). No amount (other than interest as provided below) shall be credited to the account of the Supplement A Participant after December 31, 2002. In addition, the Supplement A Participant’s account shall be credited with interest on the Savings Plan excess benefit provided pursuant to this Paragraph A-4(a) at a rate of 8% per annum through January 31, 2006, and thereafter at a rate equal to the annual mid-term applicable federal rate (AFR) set by the Internal Revenue Service determined as provided in the next sentences, plus 1%. For the period of February 1, 2006 to June 30, 2006, the AFR to be used shall be the annual mid-term rate for June 2006, prorated for the number of days from February 1, 2006 to June 30, 2006. For each subsequent 12-month period ending on June 30, the AFR to be used shall be the annual mid-term AFR set by the Internal Revenue Service for the month of June which ends such period. After the credits are made as of June 30th following the calendar year in which the termination of the Supplement A Participant’s service with the Company and all of its affiliates occurs, and not later than two weeks after such June 30th (unless payment must be postponed to comply with Section 4.5 of the Plan), the benefit payable pursuant to this Paragraph A-4(a) shall be paid in a lump sum amount to the Supplement A Participant (or in the event of his or her death, to his or her beneficiary).
     (b) Pension Plan Excess Benefit. If a Supplement A Participant’s employment with the Company and all of its subsidiaries is terminated as a result of the Supplement A Participant’s death or after the Supplement A Participant is credited with at least five years of vesting service (as determined under the terms of Supplement F to the Pension Plan), the Supplement A Participant or his or her beneficiary, as the case may be, shall be entitled to receive the actuarial equivalent of a monthly benefit in an amount equal to the excess, if any, of his or her monthly benefit that would have accrued under the Pension Plan calculated without regard to the limitations of Sections 401(a)(17) and 415 of the Code, over his or her monthly benefit that actually accrued under the terms of the Pension Plan. Notwithstanding the foregoing, no additional benefits shall accrue to any Supplement A Participant pursuant to this Supplement A after January 31, 2006. Further, no age and service credits after December 31, 2002, and no compensation increases after January 31, 2006, are taken into account under the Plan in calculating the benefit to be paid pursuant to this Paragraph A-4(b). The benefit payable pursuant to this Paragraph A-4(b) shall be actuarially reduced for early commencement using the factors and assumptions set forth in the Pension Plan as applicable for participants covered by Supplement F to the Pension Plan, and the benefit shall be payable in a lump-sum amount to the Supplement A Participant (or in the event of his or her death, to his or her beneficiary) within two weeks after the June 30th following the calendar year in which the termination of the Supplement A Participant’s service with the Company and all of its affiliates occurs (or such later date as required under Section 4.5 of the Plan). Unless otherwise provided in a certificate attached hereto, the actuarial equivalent factors to be used to determine the value of the lump sum to be paid shall be as follows:

          (i) Applicable mortality table: The 1983 GAM table with a fixed blend of 50% male and 50% female mortality rates, or such other table as may be prescribed by the Commissioner of Internal Revenue for pension plans designed to be qualified under section 401(a) of the Code in revenue rulings, notices or other guidance published in the Internal Revenue Bulletin.
          (ii) Applicable interest rate: The average annual rate of interest on 30-year Treasury securities for the month of August preceding the Plan Year containing the annuity commencement date.
     (c) Designation of Beneficiaries. A Supplement A Participant may designate a beneficiary to receive a payment of any death benefit payable pursuant to the terms of this Supplement A by delivering to the Committee a written beneficiary designation, in the form provided by the Committee, and executed specifically with respect to this Supplement A. If a Supplement A Participant fails to designate a beneficiary for the Supplement A benefit, then the beneficiary designated by the Supplement A Participant under the Dean Foods 401(k) Plan or if none, the beneficiary determined pursuant to the terms of the Dean Foods 401(k) Plan, shall be the beneficiary of the Supplement A Participant.
     A-5. Separate Individual Sub-Accounts for Savings Plan Excess Benefits. Each Supplement A Participant shall be provided an individual book-keeping account record showing the amount of that Supplement A Participant’s Savings Plan excess benefit.

CERTIFICATE 1
TO SUPPLEMENT A
TO THE
DEAN FOODS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     1-1 Purpose. The purpose of this Certificate 1 is to set forth certain provisions applicable to certain participants in the Prior Plan who subsequently became Supplemental Plan Participants and whose benefit liability was then transferred to the Plan as of February 28, 2006. The Prior Plan was amended and restated effective as of October 1, 1996; this Certificate 1 is intended to preserve certain features of the Prior Plan for the benefit of participants in this Certificate 1.
     1-2 Conflicts between the Plan, Supplement A and Certificate 1. The terms of this Certificate 1, the terms of Supplement A and the terms of the Plan constitute the sole provisions applicable to participants in this Certificate 1 for purposes of Supplement A and the Plan. However, in the event of any conflict between the provisions of Supplement A and the Plan, and the provisions of this Certificate 1, the terms and provisions of this Certificate 1 shall be controlling to the extent necessary to resolve or eliminate such conflict.
     1-3 Certificate 1 Participants. This Certificate 1 shall be applicable to each Supplement A Participant who was an officer of Legacy Dean on October 1, 1996, and was a participant in the Prior Plan on or before October 1, 1996 (“Prior Plan Participants”).
     1-4 Amount of Benefit. If the employment with the Company and all of its subsidiaries of a Prior Plan Participant terminates as a result of the Prior Plan Participant’s death or after the Prior Plan Participant has attained the age of 60 years (such date of termination of employment referred to herein as the “Benefit Entitlement Date”), the Prior Plan Participant or his beneficiary, as the case may be, shall be entitled to receive the benefit payable under Paragraph A-4(a) plus a benefit in an amount that is the greater of:
(i)	the amount of the benefit that is payable as determined under the provisions of Paragraph A-4(b); or

(ii)	(A) the amount that is the actuarial equivalent of a monthly installment payment in the amount of 20% of the Prior Plan Participant’s “Compensation Base” (as defined in Paragraph 1-5 below, plus (B) the amount of the benefit that would be determined under the provisions of Paragraph A-4(b) using the definition of “compensation” set forth in the Pension Plan prior to January 1, 1995. Notwithstanding the terms of Section A-4(b), the lump-sum payment of the amount payable pursuant to subparagraph 1-4(ii)(A) above for any Prior Plan Participant who had attained the age of 60 as of October 1, 1996, shall be computed using the actuarial assumptions set forth in the Prior Plan.
     1-5 Compensation Base. For purposes of this Certificate 1, a Prior Plan Participant’s “Compensation Base” shall be the greater of (i) his “Final Compensation,” and (ii) his “Highest Five-Year Average Compensation.” A Prior Plan Participant’s “Final Compensation” shall be one-twelfth of the sum of the Prior Plan Participant’s “compensation” for the 12 consecutive full calendar months of employment prior to the earlier of (1) his Benefit Entitlement Date, or (2) January 31, 2006. A Prior Plan Participant’s “Highest Five-Year Average Compensation” shall be one-sixtieth of the sum of his “compensation” for the 60 consecutive full calendar months of employment out of the last 180 full calendar months of employment prior to the earlier of (1) his Benefit Entitlement Date, or (2) January 31, 2006, which produces the highest sum, or, if the Prior Plan Participant has less than 60 consecutive full calendar months of employment prior to the earlier of (1) his Benefit Entitlement Date, or (2) January 31, 2006, the quotient derived from dividing (A) the sum of the Prior Plan Participant’s “compensation” for his last consecutive full calendar months of employment as of such date by (B) the number of such months. For purposes of this Paragraph A-5, a Prior Plan Participant’s “compensation” for a calendar month shall be comprised of such of the following amounts as are applicable to the Prior Plan Participant: (a) base salary paid; (b) cash bonus paid; (c) stock bonuses paid in lieu of cash bonuses at the election of the Prior Plan Participant, but excluding any portion of the value of such stock bonuses at the time their issuance in excess of the amount of such cash bonuses and further excluding any amount paid under the Performance Share Plan; (d) commissions paid; and (e) amounts (other than interest) the Prior Plan Participant has deferred under any deterred compensation plan or agreement with the Company (other than this Plan). For purposes of this Paragraph 1-5, the Benefit Entitlement Date for a Prior Plan Participant shall be deemed to occur no later than the date on which such Prior Plan Participant attains age 65. The term “compensation” shall not include any amounts paid to a Prior Plan Participant solely as a result of a Change in Control.
     1-6 Timing of Benefit Distribution. Any amounts payable pursuant to the provisions of Paragraph 1-4 above shall be payable at such time as are set forth in Paragraph A-4(b) (or such later date as required under Section 2.3 of the Plan).
     1-7 Cessation of Benefit Accruals. Notwithstanding the foregoing provisions of this Certificate 1, the benefit which may be payable to a Prior Plan Participant under Supplement A and this Certificate 1 shall be frozen as of January 31, 2006.

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